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                                                                    Exhibit 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Great American Financial Resources, Inc. for the registration of 3,600,000 shares of its common stock and 3,600,000 rights to purchase its common stock and to the incorporation by reference therein of our report dated February 19, 2003, with respect to the consolidated financial statements and schedules of Great American Financial Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP


Cincinnati, Ohio
July 28, 2003